                                                                    EXHIBIT 99.1

                        MERISTAR HOTELS & RESORTS, INC.

                                      and

            [----------------------------------------------------],
                             as Subscription Agent



This SUBSCRIPTION AGENCY AGREEMENT is dated as of [----------], 1998, by and between MeriStar Hotels & Resorts, Inc., a Delaware corporation (the "Company"), and [------------------------------------------], as Subscription Agent (the
"Subscription Agent").

WHEREAS, the Company has caused a Registration Statement on Form S-1 (Registration No. 333-49881) under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission (the "Commission") relating to the distribution by the Company of non-transferable subscription rights (the "Rights") and the sale of newly issued shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), upon the exercise of such Rights (such Registration Statement, in the form in which it first becomes effective under the Act, and as it may thereafter be amended from time to time, is referred to herein as the "Registration Statement"; the prospectus contained in the Registration Statement, as it may be amended or supplemented from time to time, is referred to herein as the "Prospectus," and the distribution of the Rights and the sale of shares of Common Stock upon the exercise thereof as contemplated by the Registration Statement is referred to herein as the "Rights Offering");

WHEREAS, in the Rights Offering the Rights will be distributed to holders of record of (a) shares of the common stock, par value $0.01 per share (the "REIT Common Stock"), of MeriStar Hospitality Corporation, a Maryland corporation operating as a real estate investment trust (the "REIT"), and (b) the units of limited partnership (the "REIT OP Units") of MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "REIT Operating Partnership"), other than REIT OP Units held by the REIT or any of its subsidiaries, as of the effective time of the Merger defined below (the "Record Date") at a rate of approximately one-sixth of a Right for each share of REIT Common Stock and/or REIT OP Unit held on the Record Date;

WHEREAS, the Company will be spun off (the "Spin-Off") by CapStar Hotel Company, a Delaware corporation ("CapStar"), and certain of its affiliates, to become the lessee, manager and operator of various hotel assets, including those currently
(i) owned, leased and managed by CapStar and its affiliates, and (ii) owned by American General Hospitality Corporation, a Maryland corporation operating as a real estate investment trust ("AGH");
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                                                                               2


WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of March 15, 1998, among AGH, American General Hospitality Operating Partnership, L.P., a Delaware limited partnership, CapStar, CapStar Management Company, L.P., a Delaware limited partnership, and CapStar Management Company II, L.P., a Delaware limited partnership, CapStar will merge with and into AGH (the "Merger"), with the result, among other things, that AGH will be the surviving corporation operating under the name MeriStar Hospitality Corporation;

WHEREAS, immediately following the Spin-Off and the effective date of the Merger, the Company will acquire certain other interests and assets pursuant to an Acquisition Agreement, dated as of March 15, 1998 (the "Lessee-Manager Acquisition Agreement");

WHEREAS, the Company will reserve for issuance, and authorize the issuance of, an aggregate number of authorized and unissued shares of Common Stock (the "Underlying Shares") not less than the aggregate number of shares of Common Stock issuable pursuant to the Rights Offering;

WHEREAS, each holder of record of REIT Common Stock and/or REIT OP Units on the Record Date (a "Rightholder") will be entitled pursuant to the Rights issued to such Rightholder to subscribe for and purchase shares of Common Stock at a subscription price (the "Subscription Price") equal to 95% of the average of the daily high and low prices of the Common Stock on the New York Stock Exchange ("NYSE") or any other principal trading market on which the Common Stock is then traded (the "Principal Market"), for the period (the "Measurement Period") of five consecutive trading days (a "Trading Day") on the Principal Market immediately following the third Trading Day after the date the Common Stock opens for trading on the Principal Market;

WHEREAS, the issuance of shares of Common Stock in the Rights Offering is conditioned upon consummation of the Spin-Off, the Merger and the transactions contemplated by the Lessee-Manager Acquisition Agreement (collectively, the "Formation Transactions");

WHEREAS, the Company has expressly reserved the right, at its sole option, to cancel the Rights Offering if the Subscription Price is less than [----];

WHEREAS, the Rights will be exercisable at any time following 5:00 p.m., New York City time, on the last day of the Measurement Period until 5:00 p.m., New York City time, on the sixteenth calendar day immediately following the last day of the Measurement Period, or such later date as the Company may determine (the "Expiration Date"), unless the Rights Offering is earlier canceled;

WHEREAS, the Rights will entitle the Rightholder (but not a subsequent transferee of the REIT Common Stock and/or REIT OP Units held by such Rightholder on the Record

Date) to purchase shares of Common Stock at the Subscription Price (the "Subscription Privilege"); and

WHEREAS, the Company desires the Subscription Agent to act on its behalf in connection with the Rights Offering as set forth herein, and the Subscription Agent is willing so to act.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

SECTION 1.  Appointment of Subscription Agent.

     The Company hereby appoints the undersigned as the Subscription Agent to act as agent for the Company in accordance with the instructions set forth in this Agreement, and the Subscription Agent hereby accepts such appointment. The Company may from time to time appoint such co-subscription agents as it may deem necessary or desirable.

SECTION 2. Distribution of Subscription Certificates and International Holder Subscription Forms; Issue of Securities.

     (a) The Company will promptly notify the Subscription Agent upon the effectiveness of the Registration Statement. [As transfer agent and registrar for the Common Stock], the Subscription Agent shall provide such assistance as the Company may require in order to effect the distribution of the Subscription Certificates (as defined in Section 3(b) hereof) or International Holder Subscription Forms (as defined in Section 3(c) hereof), as the case may be, to Rightholders. Such assistance shall include assistance in determining the identity of Rightholders on the Record Date, the name and address of each Rightholder, the number of Rights to which each Rightholder is entitled and distributing the Subscription Certificates and International Holder Subscription Forms to the applicable Rightholders. The Subscription Agent shall mail Subscription Certificates and International Holder Subscription Forms to Rightholders [(except those located in the United Kingdom)], together with a copy of the Prospectus, no later than two Trading Days following the Record Date. [Rightholders located in the United Kingdom must contact [--------------- ----------] to obtain a copy of the International Holder Subscription Form and the Prospectus.]

     (b) The Company will authorize the issuance of, and will hold in reserve, the Underlying Shares, and upon the valid exercise of Rights, the Company will issue Underlying Shares to validly exercising Rightholders as set forth in the Prospectus and herein.

SECTION 3. Subscription Privilege; Form of Subscription Certificates and International

Holder Subscription Forms.

     (a) Upon the valid exercise of Rights, Rightholders will be entitled to subscribe for and purchase Underlying Shares from the Company for the Subscription Price.

     (b) The Rights will be evidenced by Subscription Certificates (the "Subscription Certificates") dated as of the Record Date. The Subscription Certificates (and the form of election to exercise Rights to be printed on the reverse thereof) will be substantially in the form attached as Exhibit 4.2 to the Registration Statement. International Holder Subscription Forms (the "International Holder Subscription Forms") referred to herein will be substantially in the form attached as Exhibit 99.3 to the Registration Statement.

     (c) Subscription Certificates will not be provided to Rightholders whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Subscription Agent for their account. Such Rightholders [(except those located in the United Kingdom )] will receive International Holder Subscription Forms in lieu of a Subscription Certificate from the Subscription Agent. To exercise Rights, such Rightholders must notify the Subscription Agent by duly completing an International Holder Subscription Form and timely sending it by mail or telecopy to the Subscription Agent. [Rightholders located in the United Kingdom will not initially be provided with International Holder Subscription Forms. Interested Rightholders in the United Kingdom will be directed to contact [--------------------------------].]

SECTION 4.  Signature and Registration.

     (a) The Subscription Certificates will be executed on behalf of the Company by two of its executive officers. Any Subscription Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Subscription Certificate, will be a proper officer of the Company to sign such Subscription Certificate, even if at the date of the execution of this Agreement or the date of the actual issuance of such certificate any such person is not such an officer.

     (b) The Subscription Agent will keep or cause to be kept, at its principal offices in [------------------------], books for the registration of ownership of the Rights issued hereunder. Such books will show the names and addresses of the respective Rightholders and the number of Rights held by each Rightholder.

SECTION 5. Division, Combination and Exchange of Subscription Certificates; Mutilated, Destroyed, Lost or Stolen Subscription Certificates.

     (a) Subscription Certificates may be divided, combined or exchanged for any number of Subscription Certificates of different denominations; provided, however, that the aggregate number of Rights evidenced by the Subscription Certificate or

Subscription Certificates so issued shall not exceed the aggregate number of Rights evidenced by the Subscription Certificate or Subscription Certificates surrendered in exchange therefore. The foregoing notwithstanding, a bank, trust company, securities dealer or broker holding shares of Common Stock on the Record Date for more than one beneficial owner may, upon proper showing to the Subscription Agent, exchange its Subscription Certificate to obtain Subscription Certificates for the number of Rights (including fractions thereof) which each such beneficial owner would have been entitled to receive had each such beneficial owner been the Rightholder of record on the Record Date. Any Rightholder desiring to divide, combine or exchange Subscription Certificates shall make such requests in writing to the Subscription Agent, and shall surrender the Subscription Certificates to be divided, combined or exchanged to the Subscription Agent. Thereupon the Subscription Agent shall deliver to the person entitled thereto Subscription Certificates as so requested. In all cases of transfer by an attorney-in-fact, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with the Subscription Agent. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority satisfactory to the Subscription Agent shall be produced and may be required to be deposited and to remain with the Subscription Agent in its discretion. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any division, combination or exchange of Subscription Certificates.

     (b) Upon receipt by the Company and the Subscription Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Subscription Certificate, and, in case of loss, theft or destruction, of indemnity and/or security satisfactory to them which may be in the form of an open penalty bond, and reimbursement to the Company and the Subscription Agent of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Subscription Certificate if mutilated, the Company will make and deliver a new Subscription Certificate of like tenor to the Subscription Agent for delivery to the registered owner in lieu of the Subscription Certificate so lost, stolen, destroyed or mutilated. If required by the Company or the Subscription Agent, an indemnity bond must be sufficient in the judgment of both to protect the Company, the Subscription Agent or any agent thereof from any loss which any of them may suffer if a Subscription Certificate is replaced.

SECTION 6. Subsequent Issue of Subscription Certificates. Subsequent to their original issuance, no Subscription Certificates shall be issued except (a) Subscription Certificates issued upon any combination, division or exchange of Rights pursuant to Section 5(a) hereof, (b) Subscription Certificates issued in replacement of mutilated, destroyed, lost or stolen Subscription Certificates pursuant to Section 5(b) hereof and (c) Subscription Certificates issued pursuant to Section 7(h) hereof upon the partial exercise of any Subscription Certificate to evidence the unexercised portion of such Subscription Certificate.

     SECTION 7.  Exercise of Rights; Exercise Price; Expiration Date.

     (a) The Rights will be exercisable at any time following 5:00 p.m., New York City time, on the last day of the Measurement Period until 5:00 p.m., New York City time, on the Expiration Date, unless the Rights Offering is earlier canceled.

     (b) To exercise Rights directly, Rightholders receiving Subscription Certificates are required properly to complete and execute Form 1 of the Subscription Certificate or, for Rightholders outside the United States or with APO or FPO addresses, an International Holder Subscription Form, and timely to send such properly completed and executed Subscription Certificate or International Holder Subscription Form, together with payment in full of the Subscription Price for all shares subscribed for pursuant to the Subscription Privilege (including any fractions of shares), to the Subscription Agent. An International Holder Subscription Form, but not a Subscription Certificate, may
                                            ---
be sent by telecopy to the Subscription Agent. Any wire transfer of funds shall clearly indicate the identity of the party paying the Subscription Price by the wire transfer. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) the clearance of any uncertified check,
(ii) the receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order or
(iii) the receipt of good funds in the Subscription Agent's account designated above.

     (c) Rightholders receiving Subscription Certificates (but not those receiving International Holder Subscription Forms) may cause a written guarantee (the "Notice of Guaranteed Delivery"), substantially in the form of EXHIBIT A to the Instructions as to Use of MeriStar Hotels & Resorts, Inc. Subscription Certificates and International Holder Subscription Forms (the "Instructions") distributed with the Subscription Certificates and International Holder Subscription Forms, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being an "Eligible Institution"), to be received by the Subscription Agent at or prior to the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state the Rightholder's name, the number of Rights represented by such Rightholder's Subscription Certificate and the number of Rights being exercised pursuant to the Subscription Privilege, and guarantee the delivery to the Subscription Agent of the Rightholder's properly completed and executed Subscription Certificate within three Trading Days following the date of the Notice of Guaranteed Delivery. To constitute a valid exercise of Rights, such Rightholder's Subscription Certificate must be received by the Subscription Agent within such three Trading Days following the date of the Notice of Guaranteed Delivery.

     (d)  Rightholders shall be entitled to exercise the Rights evidenced by a

Subscription Certificate indirectly through their bank or broker, by so indicating on Form 2 in the Subscription Certificate and delivering such executed Subscription Certificate to their bank or broker for delivery to the Subscription Agent. If any such Form 2 is completed without designating a bank or broker, the Subscription Agent shall be entitled thereafter to treat the bearer of the Subscription Certificate as the absolute owner of all of the Rights evidenced by such Subscription Certificate for all purposes, and the Subscription Agent shall not be affected by any notice to the contrary.

     (e) Rights held of record through The Depository Trust Company ("DTC") shall be exercisable by instruction to DTC to transfer Rights (such Rights being "DTC Exercised Rights") from the DTC account of a beneficial holder of Rights to the DTC account of the Subscription Agent, together with payment of the Subscription Price for all shares subscribed for pursuant to the Subscription Privilege.

     (f) The Company will publicly announce the Subscription Price promptly following determination thereof and will simultaneously deliver a written copy of such announcement to the Subscription Agent. The Subscription Price shall be payable in United States dollars (i) by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the Subscription Agent, or (ii) by wire transfer of same day funds to the account maintained by the Subscription Agent for such purpose at [------------------------------------
-------------------], Account No. [----------]; ABA No.[---------].  If the
amount enclosed or transmitted is not sufficient to pay the Subscription Price for all shares that are stated to be subscribed for, or if the number of shares being subscribed for is not specified, the number of shares subscribed for will be assumed to be the maximum number that could be subscribed for upon payment of such amount. If the amount enclosed or transmitted exceeds the Subscription Price for all shares purchased pursuant to the Subscription Privilege (the "Subscription Excess"), the Subscription Excess will be returned without interest or deduction.

     (g) Funds received by the Subscription Agent in payment of the Subscription Price for Underlying Shares subscribed for pursuant to the Subscription Privilege shall be held in a segregated, interest-bearing account pending application pursuant to the terms hereof. The Company shall have sole discretion in determining how the funds in such account shall be invested, and all interest and gains earned on such funds shall be paid to the Company.

     (h) In case any Rightholder holding a Subscription Certificate shall exercise less than all the Rights evidenced thereby, a new Subscription Certificate evidencing the number of rights remaining unexercised shall be issued by the Subscription Agent to the Rightholder, to the extent the Subscription Agent is able to reissue a Subscription Certificate prior to the Expiration Date. International Rightholders who exercise less than all of their Rights by delivery of an International Holder Subscription Form will not receive a replacement Subscription Certificate or any other evidence of their remaining

Rights.

     (i) Except as provided to the contrary with respect to the procedures for guaranteed delivery set forth in Section 7(c), the Subscription Agent is authorized to accept only Subscription Certificates, International Holder Subscription Forms or transfers of Rights to its account at DTC received prior to 5:00 p.m., New York City time, on the Expiration Date.

     (j) Once a Rightholder has exercised a Right, such exercise may not be revoked.

SECTION 8.  Closing; Closing Conditions; Fractional Shares.

     (a) If the Closing Conditions defined in Section 8 (b) hereof are satisfied, the Company will so notify the Subscription Agent, and the closing of the sale of the Common Stock upon exercise of the Rights (the "Closing") will take place as soon as practicable after the fourth business day following the Expiration Date (the "Closing Date"). At the Closing, the Subscription Agent shall pay, by wire transfer, certified or bank check or other method acceptable to the Company, the amount of all funds received by the Subscription Agent in payment of the Subscription Price for Underlying Shares subscribed for pursuant to the Subscription Privilege. The Company shall deliver, or arrange to have delivered, at the Closing the number of shares of Common Stock as are properly subscribed for pursuant to the Rights Offering. As soon as practicable after the Closing, the Subscription Agent shall send to each exercising Rightholder, in the case of domestic Rightholders, at the address shown on the face of their respective Subscription Certificates or in accordance with instructions to the contrary on Form 3 of their respective Subscription Certificates and, in the case of international Rightholders or Rightholders with APO or FPO addresses, at the address shown on the records of the Company, (i) certificates representing shares of Common Stock purchased pursuant to the Subscription Privilege and (ii) excess funds, if any, received in payment of the Subscription Price and/or cash payable, if any, at the Company's option in lieu of fractional shares of Common Stock otherwise issuable in respect of fractional Rights exercised by Rightholders.

     (b) The issuance of shares of Common Stock purchased upon the exercise of Rights is conditioned upon consummation of (i) the Spin-Off, (ii) the Merger and
(iii) the transactions contemplated by the Lessee-Manager Acquisition Agreement, in each case as described in more detail in the Prospectus (collectively, the "Transaction Conditions"), and the Company has expressly reserved the right, at its sole option, to cancel the Rights Offering if the Subscription Price is less than [------] (the "Pricing Condition," and, together with the Transaction Conditions, the "Closing Conditions"). If the Transaction Conditions are not satisfied, or if the Company, at its sole option, chooses to invoke the Pricing Condition and to cancel the Rights Offering, the Company will so notify the Subscription Agent, and the Subscription Agent will send to each of the respective exercising Rightholders at the address referred to in Section 8 (a), the aggregate Subscription Price delivered by each of them for the exercise of Rights, without interest or deduction, as soon as practicable thereafter.

[SECTION 9.  Fractional Rights and Shares.

     (a) Fractional Rights will be issued to Rightholders in the Rights Offering. The Company reserves the right, in its sole discretion, to pay cash in lieu of fractional shares of Common Stock that would otherwise be issued or issuable in respect of fractional Rights exercised by Rightholders, based on a value per whole share of Common Stock equal to the closing price of the Common Stock on the Principal Market on the Expiration Date. Any such cash payment shall be made to the applicable Rightholder at the same time that shares of Common Stock are issued in respect of whole Rights exercised by Rightholders. Fractional Rights can only be exercised concurrently with the exercise of whole Rights.

     (b) Upon notice from the Company prior to the Closing that the Company will pay cash in lieu of fractional Underlying Shares, the Subscription Agent shall deliver to the Company as soon as practicable (but prior to the Closing) information with respect to all fractional Rights exercised by Rightholders, and the Company shall deliver, or arrange to have delivered, at the Closing cash payments in lieu of as many fractional Underlying Shares as are properly subscribed for pursuant to the Rights Offering, for delivery by the Subscription Agent to the applicable Rightholders as provided in Section 8(a) hereof.

SECTION 10.  Transfer of Rights.

Except as specifically set forth in Section 7, the Rights shall be non-transferable. The Rights will entitle only a Rightholder (but not a subsequent transferee of the REIT Common Stock and/or REIT OP Units held by such Rightholder on the Record Date) to purchase one share of Common Stock per whole Right at the Subscription Price. In the event that Rightholders transfer the REIT Common Stock and/or REIT OP Units owned by them as of the Record Date, they will remain the owners of Rights issued in respect of such shares of REIT Common Stock and/or such REIT OP Units. None of the Company nor the Subscription Agent nor any of their affiliates will have any liability to a purported transferee or transferor of Rights in connection with any purported transfer. Except for the fees charged by the Subscription Agent (which will be paid by the Company), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the exercise of Rights will be for the account of the Rightholder, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

SECTION 11. Foreign and Certain Other Stockholders. The Subscription Agent shall not mail Subscription Certificates to Rightholders whose addresses are outside the U.S. or who have an APO or FPO address. The Subscription Agent shall hold such Subscription Certificates for the account of such Rightholders and upon notice from such Rightholders in the form of a duly completed and delivered International Holder Subscription Form shall exercise the Rights on their behalf. The distribution of the Prospectus and the offering of the Rights and the shares of Common Stock in the Rights Offering in certain jurisdictions may be restricted by law. No action has been taken by the Company that would permit an offering of the Rights or such shares or the circulation or distribution of the Prospectus or any offering material in relation to the Company, the Rights or such shares in any country outside the United States where action for that purpose is required. Persons into whose possession the Prospectus comes are required by the Company to inform themselves about and to observe any such restrictions.

SECTION 12. Reports. The Subscription Agent shall notify both the Company and its designated representatives by telephone as requested during the period commencing with the mailing of Subscription Certificates and ending on the Expiration Date (and in the case of guaranteed deliveries pursuant to Section 7(c), the period ending three Trading Days after the Expiration Date), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day of such request, (ii) the number of Underlying Shares subscribed for pursuant to the Subscription Privilege and the number of such Rights for which payment has been received, (iii) the number of Rights subject to guaranteed delivery pursuant to Section 7(b) on such day, (iv) the number of Rights for which defective exercises have been received on such day and (v) cumulative totals derived from the information set forth in clauses (i) through
(iv) above. At or before 5:00 p.m., New York City time, on the first Trading Day following the Expiration Date, the Subscription Agent shall certify in writing to the Company the cumulative totals through the Expiration Date derived from the information set forth in clauses (i) through (v) above. The Subscription Agent shall also maintain and update a listing of Rightholders who have fully or partially exercised their Rights, Rightholders who have exercised fractional Rights and Rightholders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designated representatives with the information compiled pursuant to this Section 12 as any of them shall request.

SECTION 13.  Future Instructions and Interpretation.

     (a) All questions as to the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations shall be final and binding. The Company in its sole discretion may waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

     (b) The Subscription Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from an authorized officer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

SECTION 14. Payment of Taxes. The Company covenants and agrees that it will pay when due and payable all documentary, stamp and other taxes, if any, which may be payable in respect of the issuance or delivery of any Subscription Certificate or of the Underlying Shares; provided, however, that the Company shall not be liable for any tax liability arising out of any transaction which results in, or is deemed to be, an exchange of Rights or shares or a constructive dividend with respect to the Rights or shares, and provided further, that the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of any Subscription Certificate or the issuance or delivery of certificates for shares of Common Stock in a name other than that of the Rightholder of Rights exercised or transferred, and the Subscription Agent shall not register any such transfer or issue any such certificate until such tax or governmental charge, if required, shall have been paid.

SECTION 15. Cancellation and Destruction of Subscription Certificates. All Subscription Certificates surrendered for the purpose of exercise, exchange, substitution or transfer shall be canceled by the Subscription Agent, and no Subscription Certificates shall be issued in lieu thereof except as expressly permitted by provisions of this Agreement. The Company shall deliver to the Subscription Agent for cancellation and retirement, and the Subscription Agent shall so cancel and return, any other Subscription Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Subscription Agent shall deliver all canceled Subscription Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Subscription Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

SECTION 16. Right of Action. All rights of action in respect of this Agreement are vested in the Company and the respective Rightholders; and any Rightholder, without the consent of the Subscription Agent or of any other Rightholder, may, on his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise Rights in the manner provided in this Agreement.

SECTION 17.  Concerning the Subscription Agent.

     (a) The Company agrees to pay to the Subscription Agent compensation in the amount of $[-----] for all services rendered by it hereunder and, from time to time, on demand of the Subscription Agent, its reasonable out-of-pocket expenses and disbursements for mailing, postage and delivery. The Company also agrees to indemnify the Subscription Agent for, and to hold it harmless against, any loss, liability, or expense incurred without negligence or bad faith on the part of the Subscription Agent for anything done or omitted by the Subscription Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises, provided that the Subscription Agent shall have provided the Company with notice of any such claim promptly after such claim became known to the Subscription Agent, and provided further that the Company shall have the right to assume the defense of any such claim upon receipt of written notice thereof from the Subscription Agent. If the Company assumes the defense of any such claim, the Subscription Agent shall be entitled to participate in (but not control) the defense of any such claim at its own expense. The Company shall not be required to indemnify the Subscription Agent with respect to any claim or action settled without its consent, which consent shall not be unreasonably withheld.

(b) The Subscription Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Subscription Certificate, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged by the proper person or persons.

SECTION 18. Merger or Consolidation of Subscription Agent. Any corporation into which the Subscription Agent or any successor Subscription Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Subscription Agent or any successor Subscription Agent shall be a party, or any corporation succeeding to the corporate trust business of the Subscription Agent or any successor Subscription Agent, shall be the successor to the Subscription Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

SECTION 19. Duties of Subscription Agent. The Subscription Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Rightholders shall be bound:

     (a) The Subscription Agent may consult with legal counsel (who may be, but is not required to be, legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Subscription Agent as to any actions taken or omitted by it in good faith and in accordance with such opinion.

     (b) Whenever in the performance of its duties under this Agreement the Subscription Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President or any Vice President (including any Senior or Executive Vice President) and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company and delivered to the Subscription Agent; and such certificate shall be full authorization to the Subscription Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

     (c) The Subscription Agent shall be liable hereunder only for its own negligence or willful misconduct.

     (d) The Subscription Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Subscription Certificates or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

     (e) The Subscription Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Subscription Agent) or in respect of the validity or execution of any Subscription Certificate; nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Subscription Certificate; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Subscription Certificate or as to whether any shares of Common Stock will, when issued, be validly authorized and issued, fully paid and non-assessable.

     (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Subscription Agent for the carrying out or performing by the Subscription Agent of the provisions of this Agreement.

     (g) Nothing herein shall preclude the Subscription Agent from acting in any other capacity for the Company

SECTION 20. Notices to the Company, Rightholders and Subscription Agent. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, prepaid first-class mail, or telecopier:

(a)  if to the Company, to:

     MeriStar Hotels & Resorts, Inc.
     1010 Wisconsin Avenue, N.W.
     Washington, D.C.  20007
     Attn:  [NAME]
     Telephone: (202) 965-4455
     Telecopier: (202) 295-2230

(b)  if to the Subscription Agent, to:




     Attn: [NAME]
     Telephone:
     Telecopier:
     Attn:


(c) if to a Rightholder, at the address of such Rightholder as shown on the registry books or other records of the Company.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; two business days after being deposited in the mail, postage prepaid, if mailed as aforesaid; when answered back if telexed; and when receipt is acknowledged, if telecopied.

SECTION 21. Supplements and Amendments. The Company and the Subscription Agent may from time to time supplement or amend this Agreement without the approval of any Rightholders in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Subscription Agent may deem necessary or desirable and which shall not materially adversely affect the interests of the Rightholders.

SECTION 22. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Subscription Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 23. Termination. This Agreement shall terminate at 5:00 p.m.,New York City time, on the thirtieth day following the Expiration Date. Upon termination of this Agreement, and provided that all shares of Common Stock for Rights accepted for exercise on prior to such termination are issued and delivered by the Company, the Company shall be discharged from all obligations under this Agreement except for its obligations to the Subscription Agent under Sections 14 and 17 hereof and except with respect to the obligation of the Company to provide instruction and direction to the Subscription Agent as may be provided in this Agreement

SECTION 24. Governing Law. This Agreement and each Subscription Certificate shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said State.

SECTION 25. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Subscription Agent and the Rightholders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Subscription Agent and the Rightholders.

SECTION 26. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

SECTION 27. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF each of the undersigned have caused this Subscription Agency Agreement to be executed by their duly authorized representative as of the date first above written.

     The Company:
     ------------

     MERISTAR HOTELS & RESORTS, INC.


     By:_________________________
          Name:
          Title:



     The Subscription Agent:
     -----------------------

     [----------------------------------------------------------]

     By:_________________________
          Name:
          Title: